Exhibit 9.2

MIT Associates LLC

Member FINRA/SIPC

MANAGING BROKER DEALER AND PLACEMENT FEE AGREEMENT

In consideration of the covenants, forbearances and promises set-forth in this Managing Broker Dealer and Placement Fee Agreement (“Agreement”), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1) Agreement: CWS Investments Inc (the “Company”) hereby retains on a non-exclusive basis MIT Associates LLC, a FINRA and SEC regulated firm (“MIT”) to assist the Company with securing investment capital for the Regulation A+ offering qualified by the SEC on July 13, 2022 and the Regulation D 506c offering filed with the SEC on February 2, 2023. In addition, the Company hereby retains MIT Associates, LLC to serve as the Managing Broker Dealer for these Offerings. MIT hereby accepts such retention and shall perform for the Company the duties described herein, faithfully and to the best of its ability.

2) Financing: MIT’s understanding is that the Company is seeking investment capital. The final terms of such investment are fully described in the Offering Circular for the Reg A and the Private Placement Memorandum for the Reg D.

3) Scope of Services: With respect to the contemplated Transaction, MIT shall provide the following services to the Company:

a.	Work closely with the Company in preparing its overall strategy and options for raising equity. This strategy will incorporate the stated goals and objectives of the Company as they may relate to the Transaction.

b.	We will utilize the documentation provided by the Company; it being agreed that any and all materials sent out on behalf of the Company shall belong exclusively to the Company.

c.	Complete an investor search, a search of Registered Investment Advisors and a search of independent broker dealers to identify possibly capital sources. Resources to be used will include MIT’s relationships with prospective Investors, MIT’s investor databases, MIT’s relationships with independent broker dealers, MIT’s broker dealer databases, MIT’s relationships with Registered Investment Advisors and MIT’s RIA databases, other on-line databases, other research and analysis, plus all relevant data which can be provided by the Company to MIT in identifying potential Investors for the Company. In addition, these capital sources will be reviewed to determine appropriate investing capabilities and an appropriate sales plan.

d.	Contact the capital sources. All capital sources will be contacted using the materials provided by the Company. MIT (and any sub-agent) shall use only marketing materials that have been approved in writing by the Company and all of the oral and written statements of MIT (and any sub-agent) statements must be consistent with the approved marketing materials. Subject to the Company’s approval, finalize the investment process strategy, contact all capital sources and initiate discussions, coordinate and participate in on-site visits, Zoom and telephone conference calls.

MIT Associates LLC | PO Box 774 Tiburon, CA 94920	1

MIT Associates LLC

Member FINRA/SIPC

e.	MIT shall not engage sub-agents, including wholesalers and other representatives of MIT and representatives of affiliated broker dealers without prior introduction to the Company. If sub-agents are used, MIT will be liable for all actions of sub-agents appointed by MIT.

f.	Investor Suitability. MIT shall only introduce investors that MIT believes (in good faith and based on reasonable diligence conducted by MIT) comply with the Company’s investor suitability requirements. MIT shall notify the Company if it acquires knowledge that any introduced investor fails to meet such suitability requirements.

g.	Managing Broker Dealer. MIT shall coordinate the compliance and back-office support to distribute Company’s Offerings to retail Broker Dealers and Registered Investment Advisors. MIT shall provide ongoing compliance services, including, but not limited to, securing Selling Agreements, review offering documents, review and approve marketing materials, maintain investor files, and process Regulatory filings.

4) Representations of the Company: The Company represents and warrants that any information provided by the Company shall contain true statements of material fact. The Company shall not omit or fail to state a material fact necessary to ensure statements concerning the Company are not misleading. The Company acknowledges and agrees that MIT, in providing its services hereunder, will be using and relying on the information provided by and on behalf of the Company without independent verification thereof by MIT and without independent appraisal by MIT of any of the Company’s assets. MIT, its Managing Partners, Directors, Employees, and its Affiliates assume no responsibility for the accuracy or completeness of any information provided by or on behalf of the Company or any other information regarding the Company provided or otherwise made available to MIT. The Company shall make members of management and other employees available to MIT and Qualified Investors for the purposes of satisfying the Qualified Investors’ and MIT’s due diligence requirements and consummating the transaction and shall commit such time and other resources as are reasonably necessary or appropriate to secure reasonable and timely success of the Transaction.

5) Representations of MIT: MIT represents and warrants that MIT has and shall maintain all licenses and registrations necessary under applicable federal and state laws, rules and regulations, including the rules and regulation of any self-regulatory organization with competent jurisdiction, to provide the services required to be provided by MIT hereunder. MIT shall materially comply with applicable laws, rules and regulations, including applicable tax laws.

6) Compensation: All cash and non-cash compensation shall be paid to MIT pursuant to instructions MIT will provide to the Company prior to the closing.

a)	Managing Broker Dealer compensation: 1% on all capital raised (see Exhibit A)

b)	Success Fee: MIT will be compensated by an equity success fee (the “Equity Success Fee”) in an amount up to 8% of the capital commitments (as defined in Exhibit A) of all Investors identified by MIT or introduced through capital sources identified by MIT (Exhibit B).

MIT Associates LLC | PO Box 774 Tiburon, CA 94920	2

MIT Associates LLC

Member FINRA/SIPC

c)	Carried Interest: At the time of the Company’s acceptance of investments from MIT Qualified Investors, the Company agrees to pay MIT Carried Interest (together with the Equity Success Fee, the “Success Fee”). MIT will be paid an amount equal to 6% of the carried interest earned by the Company for all qualified investors introduced by MIT.

d)	Post-Termination Success Fee: To the extent that any investor that MIT introduces to the Company or contacts on the Company’s behalf makes additional capital commitments to the current or future offering within twelve (12) months following the termination date of this Agreement, subject to the terms and conditions of Section 13 of this Agreement, then MIT shall be entitled to receive, with respect to such subsequent financing, the Success Fee calculated as set forth above (“Post-Termination Success Fee”). MIT agrees that it shall carry the burden of proving that it is entitled to any Post-Termination Success Fee, and, accordingly, MIT agrees (a) to keep accurate and correct records of any Investor or capital source that MIT solicits with regard to the Transaction (“Solicitation Record”); (b) that MIT shall only be entitled to Post- Termination Success Fees for Investors identified in a submitted Solicitation Record; and (c) that following the termination of this Agreement, MIT shall have thirty (30) days to submit its final Solicitation Record to the Company.

e)	Payment of Success Fees: The Success Fee shall be paid to MIT by the Company as follows:

i)	The Success Fee shall be paid via wire transfer, in U.S. Dollars, and in immediately available funds to the accounts and in the amounts set forth in the wire transfer instructions provided by MIT.

ii)	Fees will be paid bi-weekly.

7) Expenses: The Company agrees to reimburse MIT for its reasonable out-of-pocket Transaction related expenses which have been pre-approved by Company in writing and the proper receipts for such expenses have been furnished to Company. MIT shall provide the Company with an accounting of expenses on a monthly basis showing the date, amount and purpose of each expense and its relation to this engagement. Out-of-pocket expenses shall not include payments made to any entity affiliated with MIT, its owners, directors, officers or employees. The expenses shall be billed when incurred and payable upon receipt.

8) Indemnification: Each of the Company and MIT agrees to defend and indemnify the other party and its officers, directors, employees, registered representatives, agents, and affiliates (“Indemnified Parties”) against any liability or claim asserted by third parties, and any loss, damage, reasonable cost, or expenses, including attorney’s fees, as a result thereof, arising out of or in connection with the performance of services under this Agreement, provided, however, that neither party shall be liable under the foregoing indemnity and reimbursement agreement for any loss, claim, damage, or liability that is finally determined by the arbitration proceeding described in Section 12 to have resulted from the fraud or willful misconduct of or to the extent of negligence or breach of this Agreement of any Indemnified Party (or its sub-agent in the case of MIT). If the Company or MIT’s services are required in such areas as depositions, expert testimony, related meetings, conferences, and preparation time for such events, whether by written agreement of the other party or subpoena by any party in litigation in which the Company or MIT’s services may be relevant, the other party agrees that it will pay, as applicable, the Company or MIT’s then current hourly rates for the person(s) involved plus reasonable and incurred out-of-pocket expenses. MIT agrees to hold the Company and their affiliates for loss resulting from disputes involving sub-agents, officers and employees of MIT regarding the fees payable by the Company under this Agreement.

MIT Associates LLC | PO Box 774 Tiburon, CA 94920	3

MIT Associates LLC

Member FINRA/SIPC

9) Confidentiality: All information provided by the Company to MIT in furtherance of this Agreement, regardless of the form in which it is maintained or provided, regardless of whether provided before or after the date of this Agreement (“Confidential Information”), shall be kept confidential by MIT and shall not be disclosed, in whole or in part, to anyone other than the officers, Managing Directors, and employees of MIT and MIT’s accountants, advisors, representatives, affiliates, and legal counsel who need to know such Confidential Information for the purposes of the Transaction or as otherwise may be necessary for MIT to carry out its obligations hereunder, except as required by applicable law, regulations, or by a governmental authority or court of competent jurisdiction, or with consent by the Company. Notwithstanding the foregoing, Confidential Information does not include any information that (a) is made publicly available by the Company or by others without violation of this Agreement; (b) is available to MIT or its affiliates on a nonconfidential basis or available without breach of any confidentiality agreement; or (c) independently developed by MIT without use of the Confidential Information. Any presentation materials and advice provided by MIT to the Company in relation to this Agreement, and this Agreement itself and the terms thereof, shall not be disclosed or made available to third parties by the Company without MIT’s prior written consent.

10) Advertisement: The Company agrees that MIT has the right to place advertisements in financial and other newspapers and journals, at its own expense, describing its services to the Company hereunder; provided, however, that the Company shall have the right to pre-approve in writing each such advertisement, and MIT shall not place such advertisement if (a) the Company deems, in its sole discretion, that such advertisement reflects negatively on the Company in any way, or (b) in the reasonable opinion of the Company’s counsel such advertisement would be deemed inconsistent with the requirements of Rule 502(c) of Regulation D under the Securities Act. Such approval by the Company shall not be unreasonably withheld.

11) Governing Law and Venue: This Agreement, its interpretation, construction, and enforcement, shall be governed by the laws of the State of California, without regard to its conflict of law principles.

12) Arbitration: In the event of any dispute between the parties hereto, the parties agree to resolve all matters in binding arbitration before FINRA in Los Angeles, CA, pursuant to FINRA Rule 13200. In connection with any disputes under this Agreement, the non-prevailing party will have the obligation to pay 100% of the costs of the arbitration and the prevailing party’s attorneys’ fees and costs (without right of reimbursement). During the pendency of the arbitration, each party shall pay 50% of the costs of the arbitration that are due within 10 days after receipt of written request therefor from the other party (with a party’s failure to pay such costs timely being deemed to be a default that breaches this Agreement and that shall result in the arbitration award for the dispute being issued in favor of the non-defaulting party).

MIT Associates LLC | PO Box 774 Tiburon, CA 94920	4

MIT Associates LLC

Member FINRA/SIPC

13) Termination: Any party hereto may terminate this Agreement at any time upon thirty (30) days’ prior written notice, without liability or continuing obligation except as set forth in the remainder of this Section 13. Neither the termination nor completion of this engagement shall affect (a) any Success Fee earned by MIT pursuant to Section 6 up to the date of termination or completion, (b) any Post-Termination Success Fee to be earned by MIT after termination pursuant to Section 6 hereof, (c) the reimbursement of expenses pursuant to Section 7 incurred by MIT up to the date of termination or completion, provided that such expenses are pre-approved by the Company in writing, or (d) the provisions of Section 6 through Section 12 hereof, inclusive, which provisions shall survive any termination of this Agreement (including by operation of the first sentence of this paragraph). Without limiting the foregoing, MIT shall have the right, in its sole discretion, to terminate this Agreement if the outcome of its due diligence investigation is not reasonably satisfactory to MIT for any reason. Nothing herein shall obligate the Company to consummate any transaction or financing, and no Success Fee shall be due to MIT notwithstanding its procurement of a ready, willing, and able capital source(s) in the event of the Company’s failure to consummate a Transaction with such capital source(s). The Company retains the right in its sole discretion to terminate the Agreement at any time, without obligation to MIT except as provided for herein.

14) Non-Circumvention: Company acknowledges that MIT’s proprietary contact network for debt and equity funding sources or strategic alliances are assets of MIT and Company and its representatives, employees, associates, heirs, assignees, designees, and/or other related parties of Company shall not in any way whatsoever attempt directly, or indirectly, to deal with, do business with or circumvent or attempt to circumvent MIT in relation to the services and payment terms set out herein. All such business is to be conducted with MIT when involving sources disclosed, introduced, or revealed herein during the Term or in the future in accordance with the terms of this Agreement.

15) Representation: The Company represents and warrants to MIT that currently there are no brokers, representatives, or other persons who have an interest in compensation due to MIT from any transactions contemplated herein. With prior written approval by the Company, MIT may use any entity permitted by law, including other licensed and registered broker-dealers, to obtain financial capitalization or effect capital actions to obtain the objectives of the engagement for the company, and compensate permitted entities, as part of a selling group accordingly, limited to this agreement. The Company and MIT agree that this is a non-exclusive engagement, and the Company may use other brokers, representatives or individuals to raise equity capital for the Company and that MIT is only entitled to receive a Success Fee for those Investors it introduces to the Company and who ultimately invest.

16) Retention of Counsel: The engagement of legal counsel is critical to the success of the proposed Transaction and the Company agrees to retain independent legal counsel to assist in the execution of the Transaction. MIT and its Managing Directors, employees, and affiliates will not provide legal, tax, environmental, or other specialized advice to the Company. The Company agrees to engage such counsel as appropriate.

17) Compliance: The Company acknowledges that the transaction is subject to federal and state securities laws and it is necessary that the transaction be handled through a securities broker/dealer licensed with the United States Securities and Exchange Commission (“SEC”), state securities regulators, and the Financial Industry Regulatory Authority (FINRA). The Company agrees that any Success Fees due to be paid under the terms of this Agreement shall be paid to MIT Associates, LLC (Member FINRA/SIP),a registered broker/dealer. The Company shall not be obligated to pay MIT Associates LLC any additional compensation other than what is defined in Section 5 above.

MIT Associates LLC | PO Box 774 Tiburon, CA 94920	5

MIT Associates LLC

Member FINRA/SIPC

18) Successors and Assigns: This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement and any of the rights, interests or obligations hereunder may not be assigned by either party without the prior written consent of the opposing party, which consent shall not be unreasonably withheld.

19) Authority: The Company and MIT have all requisite corporate power and authority to enter into this Agreement and the transactions contemplated hereby (including, without limitation, the Transaction). This Agreement has been duly authorized by all necessary corporate actions on the part of the Company and has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

20) Relationship: The Company acknowledges and agrees that (a) MIT is being retained solely to assist the Company in the Transaction, and (b) MIT is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or creditors of the Company or any other person by virtue of this Agreement and the retention of MIT hereunder, all of which are hereby expressly waived.

21) Headings: The headings of the Sections are inserted for convenience of reference only and shall not affect any interpretation of this Agreement.

22) Non-Waiver: The failure of any party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith; and the said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of any party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

23) Entire Agreement: This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No modification or amendment shall be binding unless in writing and executed by the parties. The invalidity of any portion of this Agreement shall not be deemed to affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the deletion of the invalid provision. The obligations and liabilities under this Agreement shall be binding upon MIT and the Company.

24) Counterparts: This Agreement may be executed in counterpart signatures, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

MIT Associates LLC | PO Box 774 Tiburon, CA 94920	6

MIT Associates LLC

Member FINRA/SIPC

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written herein. MIT ASSOCIATES, LLC

/s/ David W. Ford
David W. Ford
Chief Executive Officer

Agreed and Accepted:

CWS Investments Inc

By:	/s/ Christopher Seveney
Name:	Christopher Seveney
Title:	Chief Executive Officer

Date:	3/9/2023

Address:	5004 Columbia Road
Annandale VA 22003

Email:	Chris@7einvestments.com

Phone:	703-988-2522

MIT Associates LLC | PO Box 774 Tiburon, CA 94920	7

MIT Associates LLC

Member FINRA/SIPC

Exhibit A

Managing Broker Dealer fee:	1.00%
Independent selling broker dealer compensation:	5.00%
Independent selling broker dealer due diligence and marketing fee:	1.00%
Wholesaling Fee:	2.00%

MIT Associates LLC | PO Box 774 Tiburon, CA 94920	8

MIT Associates LLC

Member FINRA/SIPC

Exhibit B

Solicitation Record

MIT Associates LLC | PO Box 774 Tiburon, CA 94920	9

MIT Associates LLC

Member FINRA/SIPC

Client Relationship Summary

Introduction

MIT Associates, LLC is registered with the Securities and Exchange Commission as a broker-dealer and a member of the Financial Industry Regulatory Authority (FINRA). Brokerage and investment advisory services and fees differ, and it is important for you to understand the differences.

This document is a summary of the services and fees we offer to “Retail Investors,” which are natural persons who seek or receive our services primarily for personal, family, or household purposes. Additionally, free and simple tools are available to research firms and financial professionals at Investor.gov/CRS, which also provides educational materials about broker-dealers, investment advisers, and investing.

Relationships and Services

What investment services and advice can you provide me?

The services we offer to retail investors are limited to private placement securities. We do not provide recommendations, open brokerage accounts or offer investments like stocks, bonds or mutual funds, nor do we offer financial planning, investment advisory or account monitoring services.

Each private placement offering will have a Private Placement Memorandum (PPM) or similar offering document that goes into detail about the particular private offering, including its risks, suitability and investment minimums. There is a risk that you may lose some or all of your investment and you must understand that private placement investments are generally illiquid, meaning that you cannot easily sell the investment or withdraw your money. You should always receive, read and understand the PPM and other offering materials in order to understand the investment you are making. If you do not understand or you feel that the investment is not in your best interest, do not make the investment.

For additional information about our services, please see our website https://www.mit-bd.com/ or speak to your financial professional.

●	Key Questions to Ask Your Financial Professional

✓	Given my financial situation, should I choose a brokerage service? Why or Why Not?

✓	How will you choose investments to recommend to me?

✓	What is your relevant experience, including your licenses, education and other qualifications? What do these qualifications mean?

Fees, Costs, Conflicts, and Standard of Conduct

What fees will I pay?

As an investor in a private placement, you do not pay fees directly to our firm but the fees are part of the offering price and paid by the offering’s issuer from the proceeds of the offering. Depending on the offering, you may indirectly pay fees, expenses, and other forms of compensation, all of which are outlined in the PPM or offering documents.

MIT Associates LLC | PO Box 774 Tiburon, CA 94920	10

MIT Associates LLC

Member FINRA/SIPC

You will pay fees and costs whether you make or lose money on your investments. Fees and costs will reduce any amount of money you make on your investments over time. Please make sure you understand what fees and costs you are paying.

●	Key Question to Ask Your Financial Professional

✓	Help me understand how these fees and costs might affect my investments. If I give you $10,000 to invest, how much will go to fees and costs, and how much will be invested for me?

What are your legal obligations to me when providing recommendations? How else does your firm make money, and what conflicts of interest do you have?

When we provide you with a recommendation, we have to act in your best interest and not put our interest ahead of yours. At the same time, the way we make money creates some conflicts with your interests. You should understand and ask us about these conflicts because they can affect the recommendations we provide you. Here are some examples to help you understand what this means.

▪	Mergers & Acquisitions Advisory: Our firm earns fees for advising corporate clients on merger and acquisition transactions and sales. We may also act in the capacity as a placement agent for those corporate clients who wish to raise capital via a private placement offering where we will also earn fees and other compensation in this capacity which creates a conflict because we have an incentive to make these offerings successful and to encourage you to invest in these offerings.

▪	Limited Investment Offerings: Our investment services are limited to private placement offerings, therefore other broker-dealer firms may be able to provide a wider range of services and/or investment choices to you, some of which may have lower costs.

▪	Non-cash Compensation: In addition to a sales commission paid by the issuer of any private placement we offer you, we may also receive non-cash compensation in the form of equities or equity derivative such as placement warrants of the issuer. Because the firm receives compensation, we have an incentive to encourage you to invest in the offerings presented.

●	Key Question to Ask Your Financial Professional

✓	How might your conflicts of interest affect me, and how will you address them?

How do our financial professionals make money?

Our financial professionals may be compensated through a combination of salary, a commission, and/or referral payments.

Disciplinary History

Do you or your financial professionals have legal or disciplinary history?

Yes. Disclosures for our firm or our financial professionals can be found by going to Investor.gov/CRS

MIT Associates LLC | PO Box 774 Tiburon, CA 94920	11

MIT Associates LLC

Member FINRA/SIPC

Additional Information

You can request up-to-date information or request a copy of this relationship summary by calling our office at 949-713-1629 or by emailing us through the Contact the link provided on our website, https://www.mit-bd.com/.

●	Key Questions to Ask Your Financial Professional

✓	Who is my primary contact person?

✓	Is he or she a representative of an investment adviser or a broker-dealer?

✓	Who can I talk to if I have concerns about how this person is treating me?

Initial ___________

MIT Associates LLC | PO Box 774 Tiburon, CA 94920	12

MIT Associates LLC

Member FINRA/SIPC

PRIVACY NOTICE

Overview

Protecting the privacy and security of your personal information is a top priority for MIT Associates LLC (MIT). This Privacy Notice describes the privacy practices of MIT and its affiliates, collectively known as MIT.

Highlights

●	Your non-public personal information is confidential.

●	Information security is a priority at MIT.

●	We do not share your non-public personal information with outside parties except as necessary to service your account and as permitted or required by law.

●	We do not sell information to third parties.

How We Gather Your Non-Public Personal Information

You may provide non-public personal information when communicating or transacting with us in writing, electronically, or by phone. For instance, information may come from applications, requests for forms or literature, and your transaction and account positions. On occasion, such information may come from consumer reporting agencies and those providing other services to us.

What Non-Public Personal Information We Gather

In the course of doing business with MIT, you share personal and financial information with us such as income, social security number, asset and account information. We treat this information as highly confidential and are committed to protecting the privacy and security of it.

What Non-Public Personal Information We Share

We only share information about our customers within the MIT family of companies and with certain third-party service providers that assist us in servicing your accounts. All third-party service providers are required to protect the privacy of your information. We do not sell information about current or former customers to third parties.

How We Protect Your Non-Public Personal Information

To protect your personal information from unauthorized access and use, we use security measures that include computer safeguards and secured files and buildings.

Questions

For questions, please contact Compliance at dwford@mit-bd.com.	Initial ___________

MIT Associates LLC | PO Box 774 Tiburon, CA 94920	13